Exhibit 10.17

MILLENNIAL MEDIA, INC.

KEY EMPLOYEE AGREEMENT

This KEY EMPLOYEE AGREEMENT (the “Agreement”) is entered into by and between MARY “MOLLIE” SPILMAN (the “Executive”) and MILLENNIAL MEDIA, INC., a Delaware corporation (the “Company”), and is effective as of September 11, 2012 (the “Effective Date”).

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

The Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.                                        EMPLOYMENT BY THE COMPANY.

1.1                      Position.  Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Marketing Officer and Executive Vice President, and Executive hereby accepts such employment, such employment to commence on October 2, 2012 (“Employment Commencement Date”). During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies).

1.2                      Duties.  Executive shall serve in an executive capacity and shall perform such duties as are assigned to the Executive from time to time. Executive will report to the Chief Executive Officer (“CEO”) of the Company.

1.3                      Other Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                        COMPENSATION.

2.1                      Salary.  As of the Employment Commencement Date, Executive’s initial base salary for Executive’s services to be rendered hereunder is an annualized base salary of $240,000. Executive’s base salary is subject to standard federal and state payroll withholding requirements, payable in accordance with Company’s standard payroll practices. The Company expects that this amount will be reviewed from time to time during the term of Executive’s employment in accordance with the Company’s standard practices and will be subject to increase, if any, as may be approved by the Company’s Board of Directors (“Board”)(or Compensation Committee thereof), but may not be decreased during the term of Executive’s employment without Executive’s prior written consent except under the circumstances described in Section 6.4(b)(ii) below (Executive’s salary, as may be increased or decreased in accordance with this Agreement from time to time is hereinafter referred to as “Base Salary”).

2.2                      Bonus.  Executive shall be eligible for an annual incentive bonus award opportunity in respect of each fiscal year during her term of employment (the “Annual Bonus”). As of the Employment Commencement Date, Executive shall have the opportunity to earn an annual incentive bonus award equal to a maximum amount of 60% of Base Salary. The Annual Bonus shall be payable based upon achievement of Company and/or individual performance objectives as may be mutually agreed to by the Board (or Compensation Committee thereof) and Executive from time to time in advance of each fiscal year. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in any event not later than the date which is two and one-half (2 1/2) months following the end of the calendar year in which such Annual Bonus is earned. For example, if the Compensation Committee determines on March 1, 2013 that Executive has earned a bonus related to fiscal year 2012, that bonus must be paid at the same time as annual bonuses are generally payable to other senior executives of the Company, but in any event not later than March 15, 2013.

2.3                      Special One-Time Cash Bonus.  Executive shall be paid a one-time special sign-on bonus of $500,000.00, which shall be payable on the 45th day after the Employment Commencement Date, but in all cases not later than March 15, 2013. If Executive resigns from the Company other than for Good Cause (as defined herein), or if the Company terminates the Executive’s employment with Cause, prior to the date six months after the Employment Commencement Date, Executive agrees to repay the Company the full $500,000 Special Bonus, less any federal, state and local taxes actually paid by and/or withheld on behalf of Executive, within 10 days after the date Executive leaves the Company. If Executive resigns from the Company other than for Good Cause, or if the Company terminates the Executive’s employment with Cause, on or after the date six months after the Employment Commencement Date, but prior to the date one year after the Employment Commencement Date, Executive agrees to repay the Company the portion of the $500,000 Special Bonus prorated for the amount of time less than one year from the Employment Commencement Date (e.g., if Executive resigns without Good Reason after nine months, she shall repay 3/12 of the Special Bonus), less any federal, state and local taxes actually paid by and/or withheld on behalf of Executive, within 10 days after the date Executive leaves the Company.

2.4                      Equity.

(a)                            Restricted Stock Unit Grant.  As soon as reasonably practicable after the Executive begins employment at the Company, the Company will recommend that the Executive shall be granted Restricted Stock Units (“RSU”s) pursuant to the Company’s 2012 Equity Incentive Plan (the “Equity Plan”) subject to the approval of the Board of Directors of the Company and/or the Compensation Committee thereof. The number of RSU’s to be granted shall be determined as follows (such number to be subject to adjustment for stock splits, combinations, recapitalizations and the like after the Effective Date): Executive shall be granted two sets of RSU’s (“Set 1” and “Set 2,” respectively); each of the Set 1 RSUs and Set 2 RSUs shall cover a number of shares that have a fair market value of $400,000.00, calculated by using the share price of the Company’s common stock as of the close of trading on the Effective Date (or the first day of trading after the Effective Date, in the event the Effective Date does not fall on a trading day), for an aggregate grant value of $800,000.

(b)                            Vesting.  The RSUs granted to the Executive pursuant to this Agreement will vest, subject to the Executive’s Continuous Service (as defined in the Equity Plan) according to the following schedule:

(i)              Basic Vesting:  1) Set 1 RSUs: One third of the RSUs in Set 1 shall vest one year after the Employment Commencement Date, and the remaining RSUs in Set 1 shall vest quarterly thereafter over the next two years; 2) Set 2 RSUs: all of the RSUs in Set 2 shall vest on January 2, 2013.

(ii)          Acceleration of Vesting:  In addition, 50% of the then-unvested portion of these RSUs shall accelerate upon a “Single Trigger Event” (as defined below), subject to the Executive’s Continuous Service as of immediately prior to the closing of the Single Trigger Event. In addition, 100% of the then-unvested portion shall accelerate upon a “Double Trigger Event” (as defined below), subject to the Executive executing and allowing the Release (as defined below) to become effective in the manner described in Section 6.1 below (provided that this acceleration is in lieu of, and not in addition to, any acceleration provided in Section 6.1 below).

(1)                                 A “Single Trigger Event”  shall mean that a “Change in Control” (as such term is defined in the Equity Plan) has been consummated.

(2)                                 A “Double Trigger Event”  shall mean that (1) a “Change in Control” (as such term is defined in the Equity Plan) has been consummated and (2) the Executive has been terminated by the Company without “cause”, or the Executive has resigned from her employment with the Company for “good reason” (as “cause” and “good reason” are defined below), in either case, within one (1) month prior to, as of, or within twelve (12) months after, the date that such Change in Control has been consummated.

(c)                             Additional Agreement Required.  Executive agrees to execute the Company’s standard form of Restricted Stock Unit Grant Notice and related Restricted Stock Unit Agreement and any other agreements contemplated thereby to finalize the parties’ agreement as to the equity. Executive acknowledges that these RSUs will be subject to the terms of the Equity Plan.

2.5                      Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which the Executive is eligible under the terms and conditions of the standard

Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its Executives generally. The Company may adopt, change or delete plans, policies and provisions in its sole discretion.

2.6                      Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

3.                                        PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.

3.1                      Agreement.  The parties hereto have entered into the Employee Nondisclosure and Developments Agreement (the “Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.                                        OUTSIDE ACTIVITIES.

4.1                      Other Employment/Enterprise.  Except with the prior written consent of the CEO, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than those in which Executive is a passive investor.

4.2                      Conflicting Interests.  Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3                      Competing Enterprises.  While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or then currently planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any public competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 2% of the voting stock of such corporation.

5.                                        FORMER EMPLOYMENT.

5.1                      No Conflict With Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not materially breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and agrees Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5.2                      No Disclosure of Confidential Information.  If, in spite of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during Executive’s employment by the Company Executive will use in the performance of Executive’s duties all information which is generally known and used by persons with training and experience comparable to Executive’s own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6.                                        TERMINATION OF EMPLOYMENT.  The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions of Sections 6.1 through 6.6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1                      Termination by the Company Without Cause.

(a)                            The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause (as defined in Section 6.2(b) below) by giving notice as described in Section 6.6 of this Agreement.

(b)                            In the event Executive’s employment is terminated without Cause, then provided that the Executive executes a general release in favor of the Company, in form and substance acceptable to the Company (the “Release”), which Release is effective not later than 60 days following Executive’s separation from service (as defined under Treasury Regulation Section 1.409A-1(h), and without regard to any alternate definition thereunder, a “Separation from Service”), and subject to Section 6.1(c), then:

(i)              the Company shall continue to pay Executive as severance Executive’s then-effective Base Salary for a period of the first six (6) months following Executive’s Separation from Service (the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates;

(ii)          the Company shall accelerate the vesting of 50% of the-then unvested RSUs granted pursuant to Section 2.4 (that is, 50% of the unvested shares subject to Set 1 RSUs and 50% of the unvested shares subject to Set 2 RSUs), effective as of the date of Separation from Service, provided that in no event will Executive receive acceleration of vesting under both this Section 6(b)(ii) and under the portion of Section 2.4(b)(ii) relating to a Double Trigger Event; and

(iii)      if Executive is participating in the Company’s group health insurance plans on the Separation from Service, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of Executive’s COBRA premiums that the Company was paying prior to the Separation from Service for the Severance Period or for the continuation period for which Executive is eligible, whichever is shorter (such shorter period, the “COBRA Payment Period”). The Company’s COBRA premium payment obligation will end immediately if the Executive obtains health care insurance from any other source during the Severance Period. However, if at any time the Company determines, in its discretion, that the payment of the COBRA premiums would be reasonably likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the Company’s portion of the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the portion of the COBRA premiums that the Company was paying prior to the date of Executive’s Separation from Service for that month, subject to applicable tax withholdings and deductions.

(c)                             The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.1(b) prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, and provided that Executive has delivered an effective Release, the Company will make the first payment of cash, shares and benefits under Section 6.1(b) in a lump sum equal to the aggregate amount of payments that the Company would have paid (as applicable) through such date had the payments commenced on the date of Executive’s Separation from Service through such 60th day, with the balance of the payments of cash, shares and benefits paid thereafter on the schedule described above, subject to any delay in payment required by Section 7.11 (including any 6 month delay of payment of cash or delivery of shares that become vested under the RSUs).

(d)                            The benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

6.2                      Termination by the Company for Cause.

(a)                            Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

(b)                            “Cause” for termination shall mean: (i) Executive’s conviction of, or plea of nolo contendere to, a felony involving fraud or moral turpitude; (ii) Executive’s willful act or omission which results in material harm to the Company; (iii) Executive’s willful violation of any material Company policy that has, prior to any alleged violation, been communicated in writing to the Executive, and which results in material harm to the Company; (iv) Executive’s material breach of any written agreement between the Executive and the Company which results in material harm to the Company; or (v) Executive’s continuing conduct that demonstrates gross unfitness to serve and which directly and immediately threatens the Company with material liability or to material disrepute. For purposes of Sections 6.2(b)(ii) and 6.2(b)(iii), it is agreed that a “willful” act is one done intentionally, knowingly and purposely, without justifiable excuse or otherwise intentionally in violation or disregard of a legal duty, as distinguished from an act done carelessly, thoughtlessly, heedlessly or inadvertently.

(c)                             Prior to any termination for Cause, the Board shall give the Executive a reasonable opportunity to be heard before the Board (it being understood that Executive must make himself available for such a hearing within ten (10) days of notification from the Board). In addition, prior to any termination for Cause pursuant to Sections 6.2(b)(ii), (iii), (iv) or (v), the Board shall first provide the Executive with reasonable written notice, setting forth the reasons that the Board believes exist that give rise to “Cause” for termination, stating that the Executive shall have fifteen (15) business days to cure, to the extent capable of being cured, such “Cause”, and the Board must thereafter determine in good faith that such “Cause” has not been cured by the Executive within fifteen (15) business days after such notice has been delivered.

(d)                            In the event Executive’s employment is terminated at any time for Cause, Executive will not be entitled to receive severance pay or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.3                      Resignation by the Executive.

(a)                            Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.6.

(b)                            In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason as set forth in Section 6.4), Executive will not receive severance pay or any other such severance compensation, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, together with all compensation and benefits payable to Executive through the date of resignation under any compensation or benefit plan, program or arrangement during such period.

6.4                      Resignation by the Executive for Good Reason.

(a)                            Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, the Executive may resign from Executive’s employment for “Good Reason” within fifteen (15) business days after the occurrence of one of the events specified in Section 6.4(b) below, by giving notice as described in Section 6.6 of this Agreement.

(b)                            “Good Reason” for resignation shall mean the occurrence of any of the following without the Executive’s prior written consent: (i) a material diminution of Executive’s authority, responsibilities or duties; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s responsibilities or duties; (ii) a reduction in the level of the Executive’s Base Salary, unless such reduction is part of a general reduction or other concessionary arrangement affecting at least a majority of all senior executives of the Company (as long as the reduction affecting the Executive is no greater, on a percentage basis, than the reduction affecting any other senior executive in such reduction or arrangement); (iii) the relocation of the Company’s principal offices to a location outside the Baltimore, MD metropolitan area, or the Company’s requiring Executive to be based anywhere other than the Company’s principal offices; or (iv) a material breach of this Agreement by the Company; provided, that prior to any termination for Good Reason pursuant to clauses (i), (ii), (iii) or (iv) of this Section 6.4(b), the Executive shall first provide the Board with reasonable written notice, setting forth the reasons that the Executive believes exist that give rise to “Good Reason” for resignation, stating that the Company shall have fifteen (15) business days to cure such “Good Reason”, and the “Good Reason” has not been cured by the Company within fifteen (15) business days after such notice has been delivered. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c)                             In the event Executive resigns from Executive’s employment for Good Reason, and subject to Section 6.4(d), the Executive shall be entitled to receive the same payments and benefits as Executive would receive under Section 6.1 had Executive been terminated by the Company without Cause, provided that Executive executes a Release in favor of the Company that meets the criteria specified in Section 6.1(b) and that Executive’s receipt of the payments and benefits are subject to all the terms and conditions of Section 6.1(c) (including the application of Section 7.11).

(d)                            Executive shall not receive any of the benefits pursuant to Section 6.4(c) unless and until the Release becomes effective and can no longer be revoked by Executive under its terms.

(e)                             The benefits provided to the Executive pursuant to this Section 6.4 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

6.5                      Termination by Virtue of Death or Disability of the Executive.

(a)                            In the event of Executive’s death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Executive through the date of death under any compensation or benefit plan, program or arrangement during such period.

(b)                            Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive’s Disability (as defined below). Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable to perform the essential functions of Executive’s position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for six months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive severance pay or any other such compensation; provided, however, the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive through the date of termination under any compensation or benefit plan, program or arrangement during such period.

6.6                      Notice; Effective Date of Termination.

(a)                            Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)              immediately after the Company gives written notice to Executive of Executive’s termination without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)          after the Company gives written notice to Executive of Executive’s termination for Cause and otherwise fully complies with the procedures set forth in Section 6.2(c) above;

(iii)      immediately upon the Executive’s death;

(iv)       thirty (30) days after the Company gives written notice to Executive of Executive’s termination on account of Executive’s disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(v)           immediately after the conclusion of the fifteen (15) day cure period if the Executive gives written notice to the Company of Executive’s resignation and (in the case of a resignation for Good Reason) otherwise fully complies with the procedures set forth in Section 6.4(b) above, unless the Company agrees to a different date, in which case, resignation shall be effective as of such other date.

(b)                   Executive will receive compensation through any required notice period in the event of termination for any reason. However, subject to any right of Executive to cure during any cure period, the Company reserves the right to require that the Executive not perform any services or report to work during any required notice period.

7.                                        GENERAL PROVISIONS.

7.1                      Notices.  Any notices provided hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

7.2                      Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3                      Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4                      Complete Agreement. This Agreement, together with the Proprietary

Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5                      Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6                      Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7                      Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

7.8                      Survival.  Executive’s obligations under the Proprietary Information Agreement shall survive termination of Executive’s employment with the Company, as provided therein.

7.9                      Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland.

7.10               Resolution of Disputes.  Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (before a panel of arbitrators) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The location for the arbitration shall be the Baltimore, MD metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided, however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.

7.11               Application of Section 409A.  It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (or under any other arrangement with Executive) that constitute “deferred compensation” shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation from Service. If the Company determines that any of the payments or benefits upon a Separation from Service provided under this Agreement (or under any other arrangement with Executive) constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time of his Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments (including delivery of any vested shares) upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (the earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Section 7.11, and (B) begin paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

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IN WITNESS WHEREOF, the parties have executed this Key Employee Agreement on the Effective Date.

MILLENNIAL MEDIA, INC.

By:	/s/ Paul Palmieri
Paul Palmieri
President & Chief Executive Officer

/s/ Mary Spilman
Mary “Mollie” Spilman